MERRILL LYNCH GLOBAL VALUE FUND, INC.

FILE # 811-6180

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/08/01	KPMG Consulting	$2,042,676,000.	$1,449,000.	Morgan Stanley
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